Exhibit 99.(a)(13)

CERTIFICATE OF TERMINATION OF

CREDIT SUISSE ABSOLUTE RETURN FUND

A SERIES OF CREDIT SUISSE CAPITAL FUNDS

The undersigned J. Kevin Gao, does hereby certify that:

(1)                                              He is the duly elected and acting Secretary of Credit Suisse Capital Funds, a trust with transferable shares under Massachusetts law (the “Trust”), established and existing under that certain Agreement and Declaration of Trust filed with the Secretary of The Commonwealth of Massachusetts on November 26, 1985, as amended to date (the “Declaration of Trust”).

(2)                                              In accordance with Section 6.1(b) of the Declaration of Trust, the Board of Trustees voted on November 19, 2008, to terminate the Credit Suisse Absolute Return Fund (the “Series”) of the Trust.

(3)                                              There are no outstanding shares of the Series.

(4)                                              The Series has no net assets.

(5)                                              In accordance with Section 6.1(b) of the Declaration of Trust, the termination of the Series shall be effective upon the filing of this Certificate of Termination with the Secretary of The Commonwealth of Massachusetts.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 5th day of January, 2009.

/s/J. Kevin Gao
J. Kevin Gao, Secretary

ACKNOWLEDGEMENT

STATE OF NEW YORK	)
	)	ss	January 5, 2009
COUNTY OF NEW YORK	)

Then personally appeared before me the above named J. Kevin Gao, Secretary, and acknowledged the foregoing instrument to be his free act and deed.

/s/Karen Regan
Notary Public
My Commission Expires 12/09

[NOTARIAL SEAL]